EXHIBIT 99.1

Xenon Pharmaceuticals Reports Third Quarter 2014 Financial Results

BURNABY, British Columbia, Dec. 15, 2014 (GLOBE NEWSWIRE) -- Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a clinical-stage biopharmaceutical company, today reported its financial results for the third quarter ended September 30, 2014 and provided a corporate update.

Dr. Simon Pimstone, Xenon's President and Chief Executive Officer, said, "Xenon has made significant progress in 2014 in all aspects of our business, including advancing our partnered clinical-stage programs as well as our proprietary programs. Our successfully completed initial public offering has significantly strengthened our financial position, providing the resources to continue to move our proprietary programs forward into development and to further leverage our Extreme Genetics platform to discover additional novel genes for drug discovery. In 2015, we look forward to making additional progress in advancing our wholly-owned product portfolio as well as to generating clinical data in our partnered programs."

Progress in 2014 and Upcoming Milestones

  In the first quarter of 2014, Xenon's partner Teva Pharmaceutical Industries Ltd. initiated a Phase 2b clinical trial for TV-45070 in osteoarthritis with data expected in the third quarter of 2015. Teva plans to initiate a Phase 2b clinical trial for TV-45070 in postherpetic neuralgia in the first half of 2015.

  In the third quarter of 2014, Xenon's partner Genentech, a member of the Roche Group (SIX:RO) (SIX:ROG) (OTCQX:RHHBY), initiated a Phase 1 clinical trial for GDC-0276, a product being developed for the treatment of pain. Xenon earned an $8.0 million milestone payment in the third quarter of 2014 for the approval by Health Canada of the Clinical Trial Application for GDC-0276.

  Based on guidance from its licensee uniQure Biopharma B.V., Xenon expects that Glybera will be launched in the fourth quarter of 2014 or the first quarter of 2015. Glybera is the first gene therapy product approved in the European Union for the treatment of the orphan disorder lipoprotein lipase deficiency. Glybera is being commercialized by uniQure's partner, Chiesi Farmaceutici S.p.A.

  During 2014, Xenon has advanced its two proprietary preclinical programs. The first product candidate, XEN801, is a stearoyl Co-A desaturase, or SCD1 inhibitor, for the treatment of acne. Xenon expects to file an investigational new drug, or IND, application to initiate a Phase 1 clinical trial in the first half of 2015 and initiate a proof-of-concept Phase 2 clinical trial in the second half of 2015. The second program, a Nav1.6 sodium channel inhibitor for the treatment of the orphan disorder Dravet Syndrome, is on track for an IND application filing in 2016.

  In November 2014, Xenon completed an initial public offering of 4,600,000 common shares at a price to the public of $9.00 per share. Concurrently with the completion of the initial public offering, Xenon also completed a private placement of 495,000 common shares to an affiliate of Genentech at a price of $9.00 per share. These transactions resulted in net proceeds of $38.2 million, after deducting underwriting discounts and commissions and estimated offering expenses.

Third Quarter 2014 Financial Results

Cash and cash equivalents and marketable securities as of September 30, 2014 were $47.9 million, compared to $49.3 million as of December 31, 2013. On November 10, 2014, Xenon completed its IPO and a concurrent private placement raising net proceeds of $38.2 million. Shares outstanding as of November 30, 2014 were 14,181,333.

For the three months ended September 30, 2014, Xenon reported total revenue of $13.2 million, compared to $10.8 million for the same period in 2013. Revenue in both periods was primarily derived from Xenon's collaboration agreements with Teva and Genentech. The increase of $2.4 million was primarily attributable to an $8.0 million milestone payment received in August 2014 from Genentech partially offset by a $5.1 million milestone received in September 2013 from Genentech.

Research and development expenses for the three months ended September 30, 2014 were $3.2 million, compared to $2.6 million for the same period in 2013. The increase of $0.6 million was primarily attributable to increased expenses associated with the Teva collaboration as well as increased preclinical and discovery program expenses.   General and administration expenses for the three months ended September 30, 2014 were $1.3 million, compared to $1.7 million for the same period in 2013, a decrease of $0.4 million, primarily as a result of a reduction in intellectual property expenses.

Net income for the three months ended September 30, 2014 was $9.2 million, compared to net income of $6.4 million for the same period in 2013. The increase for the 2014 period was primarily due to higher revenue and a foreign exchange gain, partially offset by higher research and development expenses.

Starting in 2015 with the announcement of its 2014 financial results, Xenon intends to host quarterly conference calls and webcasts in conjunction with reporting of financial results.

About Xenon Pharmaceuticals Inc.

Xenon is a clinical-stage biopharmaceutical company discovering and developing a pipeline of differentiated therapeutics for orphan indications that it intends to commercialize on its own and for larger market indications that the company intends to partner with global pharmaceutical companies. Xenon has built a core enabling discovery platform, referred to as Extreme Genetics, for the discovery of validated drug targets by studying rare human diseases with extreme traits, including diseases caused by mutations in ion channels, known as channelopathies. Xenon's Extreme Genetics platform has yielded the first approved gene therapy product in the European Union and a broad development pipeline and multiple pharmaceutical partnerships, including with Teva and Genentech. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, including statements regarding the sufficiency of our capital position for future periods, the timing of IND submissions with regulatory agencies, the initiation of future clinical trials, the timing of and results from ongoing clinical trials, the commercial launch of Glybera in the European Union, and the plans of our collaboration partners and their interactions with regulatory agencies. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our Extreme Genetics discovery platform may not yield additional product candidates; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones pursuant to our collaboration agreements; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in the prospectus that forms a part of our Registration Statement on Form S-1 (File No. 333-198666), which prospectus was filed with the SEC pursuant to Rule 424 promulgated under the Securities Act of 1933 on November 5, 2014 and the prospectus, dated November 4, 2014, filed with the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

The Xenon logo and "Extreme Genetics" are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions.

Xenon Pharmaceuticals Inc.
Condensed consolidated balance sheets
(Unaudited)
(Expressed in thousands of U.S. dollars except share data)

	December 31,	September 30,
	2013	2014

Assets
Current assets:
Cash and cash equivalents and marketable securities	$49,276	$47,936
Other current assets	593	333
Other assets	4,618	5,875

Total assets	$54,487	$54,144

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$2,283	$2,821
Deferred revenue, current portion	15,920	13,522
Non-current liabilities	12,168	2,822

Total liabilities	$30,371	$19,165

Redeemable convertible preferred shares	102,488	102,488

Shareholders' deficit	(78,372)	(67,509)

Total liabilities and shareholders' equity	$54,487	$54,144

Xenon Pharmaceuticals Inc.
Condensed consolidated statements of operations
(Unaudited)
(Expressed in thousands of U.S. dollars except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014

Revenue:
Collaboration revenue	$10,786	$13,192	$21,771	$23,489
Royalties	2	1	2	3
	10,788	13,193	21,773	23,492
Operating expenses:
Research and development	2,577	3,216	9,560	8,315
General and administrative	1,692	1,316	4,520	4,106
Total operating expenses	4,269	4,532	14,080	12,421

Income from operations	6,519	8,661	7,693	11,071
Other income (expense)	(141)	530	1825	723

Net income	6,378	9,191	9,518	11,794
Net income attributable to participating securities	5,059	5,596	8,199	8,199
Net income attributable to common shareholders	$1,319	$3,595	$1,319	$3,595

Net income per share attributable to common shareholders:
Basic	$0.99	$2.67	$0.99	$2.67
Diluted	$0.63	$1.69	$0.74	$1.71
Weighted-average shares outstanding:
Basic	1,337,028	1,348,417	1,334,905	1,346,989
Diluted	2,080,068	2,122,766	1,793,032	2,108,403
CONTACT: Ian Mortimer
         Chief Financial Officer
         Xenon Pharmaceuticals Inc.
         Phone: 604.484.3300
         Email: investors@xenon-pharma.com